Exhibit 99.3

Brightcove Appoints Chet Kapoor to Board of Directors

BOSTON—February 5, 2015 – Brightcove Inc. (NASDAQ: BCOV), a leading global provider of cloud services for video, today announced that it has appointed Chet Kapoor to its Board of Directors, effective immediately. Kapoor is Managing Partner of Tenzing Global Management (“Tenzing Global”), which beneficially owns approximately 5.4% of the Company’s outstanding shares. Kapoor will join the Board as a Class II Director with a term expiring at the 2017 Annual Meeting of Shareholders. With the addition of Kapoor, the Brightcove Board has been expanded to eight directors, six of whom are independent.

Jeremy Allaire, Chairman of the Board and founder of Brightcove, said, “We are pleased to welcome Chet to the Board, and are confident that his significant financial expertise and in-depth knowledge of the technology and media industries will further strengthen our Board.”

Kapoor said, “I am excited to join Brightcove’s Board, and look forward to working with management and the Board to drive meaningful value creation for all shareholders. Brightcove has a world-class portfolio of products and solutions that drives significant value for its customers. I am excited to be a part of the next chapter of Brightcove’s growth and success.”

Kapoor was appointed to the Board in connection with an agreement with Tenzing Global, pursuant to which Tenzing Global has agreed to vote its shares in accordance with the Board of Directors’ recommendations at the Company’s 2015 and 2016 Annual Meetings. In addition, Tenzing Global is subject to certain customary standstill provisions which terminate 45 days prior to the deadline for the submission of stockholder nominations for the 2017 Annual Meeting. The full agreement has been filed in a Form 8-K with the Securities and Exchange Commission.

Kapoor will serve as a member of the Board’s Compensation Committee.

The date of Brightcove’s 2015 Annual Meeting of Shareholders is May 6, 2015.

Kapoor co-founded Tenzing Global in 2011. The firm focuses on value investments in technology, media, telecommunications and consumer companies. Prior to Tenzing Global, Kapoor was a Managing Partner and Head of Equities at Perry Capital. Kapoor holds a B.S. and a B.A. from Rice University and an M.B.A. from Stanford University.

About Brightcove

Brightcove Inc. (NASDAQ: BCOV), a leading global provider of cloud services for video, offers a family of products that revolutionize the way organizations deliver video experiences. The company’s products include Video Cloud, the market-leading online video platform, Zencoder, a leading cloud-based media processing service and HTML5 video player technology provider and Once, a cloud-based ad insertion and video stitching service. Brightcove has more than 5,500 customers in over 70 countries that rely on Brightcove cloud content services to build and operate video experiences across PCs, smartphones, tablets and connected TVs. For more information, visit http://www.brightcove.com.

Forward-Looking Statements

This press release may include forward-looking statements regarding anticipated objectives, growth and/or expected product and service developments or enhancements. Such forward-looking statements may be identified by the use of the following words (among others): “believes,” “expects,” “may,” “will,” “plan,” “should” or “anticipates,” or comparable words and their negatives. These forward-looking statements are not guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the expectations contained in these statements. For a discussion of such risks and uncertainties, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. Brightcove assumes no obligation to update any forward-looking statements contained in this press release in the event of changing circumstances or otherwise, and such statements are current only as of the date they are made.

Investor Contact:

Brian Denyeau

ICR for Brightcove

brian.denyeau@icrinc.com

646-277-1251

Media Contact:

Kristin Leighton

Brightcove Inc.

kleighton@brightcove.com

617-245-5094